Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2011 UNAUDITED FINANCIAL RESULTS

Record Total Revenues of US$233 Million, Up 42% Year-over-Year, Exceeding the High End of Group Guidance by US$3 Million;

GAAP Net Income Before Non-Controlling Interest Up 19% Year-over-Year to US$64 Million,

Non-GAAP Net Income Before Non-Controlling Interest Up 13% Year-over-Year to US$69 Million, Exceeding the High End of Group Guidance by US$2 Million;

GAAP Fully Diluted EPS of US$1.17, Non-GAAP Fully Diluted EPS of US$1.26, Exceeding the High End of Group Guidance by 1 US Cent

BEIJING, CHINA, October 31, 2011 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the third quarter ended September 30, 2011.

Third Quarter Highlights1

•	Record total revenues and record revenues in brand advertising, Sogou[2], and online game businesses.

•	Total revenues were US$233 million, up 42% year-over-year and 17% quarter-over-quarter.

•	Total online advertising revenues which include revenues from brand advertising and Sogou business were US$95 million, up 47% year-over-year and 17% quarter-over-quarter.

•	Brand advertising revenues were US$77 million, up 30% year-over-year and 13% quarter-over-quarter.

•	Sogou revenues were US$18.4 million, up 244% year-over-year and 35% quarter-over-quarter.

•	Online game revenues reached US$116 million, up 35% year-over-year and 14% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$45 million, up 17% year-over-year and 6% quarter-over-quarter or US$1.17 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$49 million, up 9% year-over-year and 3% quarter-over-quarter or US$1.26 per fully diluted share.

Dr. Charles Zhang, chairman and chief executive officer of Sohu.com commented, “I am pleased to report strong third quarter results with year-over-year revenue growth of 42%, driven by solid performance of our online advertising and online gaming businesses. For online advertising, two of the fastest growing areas, Sogou and Sohu video continued to deliver exciting news. Sogou’s quarterly revenue grew 244% year-over-year, comfortably exceeding our prior guidance. Sohu video, for the first time, in September, both the number of visitors and total number of video viewed rose to the second place in China, according to Comscore.”

[1]	Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation Of Non-GAAP Results Of Operation Measures To The Nearest Comparable GAAP Measures.”
[2]	Sogou operates search business and others. Therefore, Sogou revenues include search and home page revenues.

Dr. Zhang added, “For online game, our online gaming subsidiary Changyou once again exceeded its top-line and bottom-line financial goals, while making planned investments in marketing and promotion of Duke of Mount Deer. Our flagship game Tian Long Ba Bu, or TLBB, continued to expand player numbers with the release of new expansion pack. Duke of Mount Deer, or DMD, appeals to hard-core game players with its new technologies and advanced cross-server game play.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO added, “Third quarter revenue for brand advertising business hit a new high, driven by revenue increases from real estate and IT-related sectors. Online video segment posted about 110% growth in revenues on a year-over-year basis while the number of advertisers grew by nearly 50% from a year ago.”

Third Quarter Financial Results

Revenues

Total revenues for the third quarter of 2011 were US$232.9 million, up 42% year-over-year and 17% quarter-over-quarter.

Total online advertising revenues for the third quarter of 2011 were US$95.0 million, up 47% year-over-year and 17% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2011 totaled US$76.6 million, up 30% year-over-year and 13% quarter-over-quarter. The increases were mainly due to strong advertising demand from IT-related sector and increased revenues from real estate sector toward which Sohu built a larger sales network in 2011.

Sogou revenues for the third quarter of 2011 were US$18.4 million, up 244% year-over-year and 35% quarter-over-quarter. The increases were mainly due to increased search traffic and improved monetization of traffic.

Online game revenues for the third quarter of 2011 were US$115.8 million, up 35% year-over-year and 14% quarter-over-quarter.

Wireless revenues for the third quarter of 2011 were US$14.2 million, up 5% year-over-year and 22% quarter-over-quarter.

Gross Margin

Gross margin was 71% for the third quarter of 2011, compared with 73% in the second quarter of 2011 and 74% in the third quarter of 2010. Non-GAAP gross margin for the third quarter of 2011 was 71%, compared with 74% in the second quarter of 2011 and 74% in the third quarter of 2010.

Online advertising gross margin for the third quarter of 2011 was 59%, compared with 61% in the second quarter of 2011 and 58% in the third quarter of 2010. Non-GAAP online advertising gross margin for the third quarter of 2011 was 59%, compared with 61% in the second quarter of 2011 and 60% in the third quarter of 2010.

Brand advertising gross margin for the third quarter of 2011 was 59%, compared with 62% in the second quarter of 2011 and 61% in the third quarter of 2010. Non-GAAP brand advertising gross margin for the third quarter of 2011 was 59%, compared with 63% in the second quarter of 2011 and 62% in the third quarter of 2010. The year-over-year and quarter-over-quarter decreases in gross margin for brand advertising business was primarily due to the changes in amortization method of certain video content in the third quarter of 2011 to better match and reflect viewership accumulation pattern.

In the third quarter of 2011, we noted changes of the pattern of the benefits that we derive from some of our licensed video content as reflected by the accumulative viewership pattern. As a result, the amortization of such video content was accelerated. If the Company had continued amortizing the video content costs using the old method, about US$2 million less costs would have been recorded in the third quarter of 2011. The change was considered a change in accounting estimate effective in the third quarter of 2011 and therefore was applied prospectively.

Both GAAP and non-GAAP gross margin for Sogou in the third quarter of 2011 were 59%, compared with 55% in the second quarter of 2011 and 32% in the third quarter of 2010. This rise was primarily due to improved monetization as revenue growth outpaced the growth in total costs.

Both GAAP and non-GAAP gross margin for online games in the third quarter of 2011 were 87%, compared with 90% in the second quarter of 2011 and 90% in the third quarter of 2010.

Both GAAP and non-GAAP gross margin for the wireless business for the third quarter of 2011 were 39%, compared with 39% in the first quarter of 2011 and 46% in the third quarter of 2010.

Operating Expenses

For the third quarter of 2011, Sohu’s operating expenses totaled US$92.3 million, up 66% year-over-year and 20% quarter-over-quarter. The increases in operating expenses were mainly due to increases in total headcount and higher expenses associated with marketing and promotion activities in the third quarter of 2011.

Operating Profit

Operating profit for the third quarter of 2011 was US$73.6 million, up 13% year-over-year and 7% quarter-over-quarter. Operating margin was 32% for the third quarter of 2011, compared with 35% in the previous quarter and 40% in the third quarter of 2010.

Non-GAAP operating profit for the third quarter of 2011 was US$78.0 million, up 9% year-over-year and 7% quarter-over-quarter. Non-GAAP operating margin was 33% for the third quarter of 2011, compared with 37% in the previous quarter and 44% in the third quarter of 2010.

Income Tax Expense

For the third quarter of 2011, GAAP income tax expense was US$14.4 million. Excluding a non-cash income tax expense of US$0.3 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$14.1 million, compared with US$9.3 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the third quarter of 2011 was US$64.3 million, up 19% year-over-year and 4% quarter-over-quarter. Non-GAAP net income for the third quarter of 2011 was US$69.0 million, up 13% year-over-year and 3% quarter-over-quarter, exceeding the high end of the Group’s expectations.

GAAP net income attributable to Sohu.com Inc. for the third quarter of 2011 was US$45.3 million, or US$1.17 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. for the third quarter of 2011 was US$49.0 million, or US$ 1.26 per fully diluted share, up 9% year-over-year and 3% quarter-over-quarter, exceeding the high end of the Group’s expectations.

Cash Balance

Sohu Group continued to maintain a debt-free balance sheet and a strong cash position of US$707.4 million as of September 30, 2011.

Stock Purchase Program

On August 29, 2011, Sohu’s board of directors authorized a combined share purchase program of up to US$100 million. As of September 30, 2011, Sohu had repurchased 250,000 Sohu’s ordinary shares and purchased 750,000 Changyou’s ADSs at an aggregated cost of approximately US$42.3 million under the share purchase program.

Ms. Carol Yu, Co-President and CFO of Sohu commented, “We are pleased to see that our investment in new businesses, especially Sogou and Sohu video, has paid off. Sohu’s strong balance sheet and ample cash balances enable us to further grow and develop these businesses.”

Supplementary Information for Online Game Results

Third Quarter 2011 Operational Results

•

Aggregate registered accounts for Changyou’s games[3], which exclude those of the Web-based games of Changyou’s majority-owned subsidiary, Shenzhen 7Road Technology Co., Ltd. (“7Road”), increased 51% year-over-year and 21% quarter-over-quarter to 159.0 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, which exclude those of 7Road’s Web-based games, increased 17% year-over-year and 19% quarter-over-quarter to 1,150,000.

•	Aggregate active paying accounts (“APA”) for Changyou’s games, which exclude those of 7Road’s Web-based games, increased 16% year-over-year and 4% quarter-over-quarter to 3,020,000.

•

Average revenue per active paying account (“ARPU”) for Changyou’s games, which exclude those of 7Road’s Web-based games, increased 2% year-over-year and 3% quarter-over-quarter to RMB218, which is consistent with Changyou’s intention to have ARPU within a range that keeps Changyou’s games affordable for the majority of Chinese game players.

Third Quarter 2011 Revenues

Online game revenues for the third quarter of 2011, which includes revenues from Changyou’s game operations and overseas licensing revenues and revenues from 7Road, increased 35% year-over-year and 14% quarter-over-quarter to US$115.8 million. The increases were mainly due to a full quarter of revenue contribution from 7Road, revenue contribution from the newly launched DMD, and the ongoing popularity of TLBB in China during the third quarter of 2011.

Business Outlook

For the fourth quarter of 2011, Sohu expects:

•	Total revenues to be between US$241 million and US$246 million.

•	Brand advertising revenues to be between US$77 million and US$79 million. This implies sequential growth of 1% to 3%, and 28% to 32% year-over-year growth.

•	Sogou revenues to be around US$21 million. This implies quarter-over-quarter growth of about 14% and year-over-year growth of about 218%.

[3]	Excludes Web-based games of 7Road and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, San Jie Qi Yuan and Legend of Ancient World.

•	Total revenues from Changyou to be between US$122 million and US$125 million, including online game revenues of US$119 million to US$122 million.

•	Before deducting the share of non-GAAP net income pertaining to the Non-controlling Interest, non-GAAP net income to be between US$70.5 million and US$73.5 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$50.5 million and US$52.5 million and non-GAAP fully diluted earnings per share to be between US$1.30 and US$1.35.

•

Assuming no new grants of share-based awards, compensation expenses and income tax expenses relating to share-based awards to be around US$4 million to US$4.5 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the third quarter of 2011, under US GAAP, by 10 to 12 cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, gross margin, operating profit, operating margin, income tax expense, net income and net income per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards granted to employees in the consolidated statements of operations, which consists mainly of share-based compensation expense and non-cash tax benefits from excess tax deductions related to share-based awards. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, gross margin, operating profit, operating margin, income tax expense, net income and net income per share, excluding the impact of share-based awards, is that the impact of share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine Equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and certain other circumstances occur. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on October 31, 2011(8:30 p.m. Beijing/Hong Kong time, October 31, 2011) at 8:30 a.m. U.S. Eastern Time.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China Mainland	+86 800 819 0121 / +86 400 620 8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on October 31 through November 7, 2011. The dial-in details for the telephone replay are:

International:	+1-718-354-1232
Passcode:	13990173

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) and its subsidiaries currently operates over 10 online games that includes in-house developed MMORPGs, such as Tian Long Ba Bu, one of the most popular online games in China, and Duke of Mount Deer, as well as Web-based games such as DDTank. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fifteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. James Deng
Sohu.com Inc.
Tel:	+86 (10) 6272-6596
E-mail:	ir@contact.sohu.com

Ms. Jenny Wu
Christensen
Tel:	+852-2232-3907
E-mail:	jwu@ChristensenIR.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2011	Jun. 30, 2011	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2010
Revenues:
Online advertising
Brand advertising	$76,572	$67,728	$59,083	$201,453	$151,757
Search and others	18,410	13,613	5,357	40,002	12,053

Subtotal	94,982	81,341	64,440	241,455	163,810

Online games	115,798	101,531	85,623	312,259	235,416
Wireless	14,210	11,645	13,594	37,559	37,955
Others	7,870	4,188	407	14,661	2,434

Total revenues	232,860	198,705	164,064	605,934	439,615

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $232, $536, $1,022, $1,470 and $3,193, respectively)	31,643	25,781	23,256	79,869	62,795
Search and others (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	7,521	6,104	3,650	18,502	9,746

Subtotal	39,164	31,885	26,906	98,371	72,541

Online games (includes stock-based compensation expense of $21, $19, $40, $73 and $150, respectively)	14,578	9,950	8,537	33,496	20,929
Wireless (includes stock-based compensation expense of $0, $0, $0, $0 and $0, respectively)	8,727	7,109	7,381	22,728	20,102
Others (includes stock-based compensation expense of $0, $0, $1, $0 and $3, respectively)	4,469	4,220	352	11,359	1,351

Total cost of revenues	66,938	53,164	43,176	165,954	114,923

Gross profit	165,922	145,541	120,888	439,980	324,692

Operating expenses:
Product development (includes stock-based compensation expense of $1,633, $1,421, $2,238, $4,826 and $6,901, respectively)	28,019	25,316	19,479	76,171	51,882
Sales and marketing (includes stock-based compensation expense of $874, $872, $1,271, $2,835 and $3,402, respectively)	48,640	38,316	25,410	117,133	78,025
General and administrative (includes stock-based compensation expense of $1,617, $1,568, $1,989, $4,857 and $5,893, respectively)	15,655	13,121	10,757	40, 912	30,267

Total operating expenses	92,314	76,753	55,646	234,216	160,174

Operating profit	73,608	68,788	65,242	205,764	164,518

Other income/(expense)	3,249	1,479	(939)	5,238	(1,294)
Interest income	4,314	3,279	1,611	10,312	4,034
Exchange difference	(2,420)	(1,658)	(561)	(4,504)	(827)

Income before income tax expenses	78,751	71,888	65,353	216,810	166,431

Income tax expense	14,441	10,281	11,340	35,724	25,632

Net Income	64,310	61,607	54,013	181,086	140,799

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	1,092	361	—	1,453	—
Net income attributable to the noncontrolling interest shareholders	16,406	16,981	13,004	43,748	36,146

Net income attributable to Sohu.com Inc.	46,812	44,265	41,009	135,885	104,653

Basic net income per share attributable to Sohu.com Inc.	$1.22	$1.16	$1.08	$3.55	$2.77

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,298	38,295	37,896	38,262	37,832

Diluted net income per share attributable to Sohu.com Inc.	$1.17	$1.10	$1.01	$3.28	$2.55

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,844	38,860	38,377	38,824	38,370

Note:

(a)	Certain amounts from prior periods have been reclassified to conform with current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep 30, 2011	As of Dec 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$707,423	$678,389
Short term investments	22,319	—
Investment in debt securities	78,679	75,529
Accounts receivable, net	99,424	62,603
Prepaid and other current assets	38,040	19,646

Total current assets	945,885	836,167

Fixed assets, net	149,660	120,627
Goodwill	181,273	67,761
Intangible assets, net	83,189	17,308
Prepaid non-current assets	180,101	137,999
Other assets	6,933	7,728

Total assets	$1,547,041	$1,187,590

LIABILITIES
Current liabilities:
Accounts payable	$29,614	$5,940
Accrued liabilities	95,437	65,229
Receipts in advance and deferred revenue	64,250	51,513
Accrued salary and benefits	39,548	35,409
Taxes payable	33,091	31,719
Other short-term liabilities	24,758	21,862
Contingent consideration	14,747	—

Total current liabilities	$301,445	$211,672

Long-term accounts payable	2,615	—
Deferred tax liabilities	5,329	—
Contingent consideration	18,299	1,359
Total long-term liabilities	$26,243	$1,359

Total liabilities	$327,688	$213,031

MEZZANINE EQUITY	55,664	—

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	933,273	796,117
Noncontrolling Interest	230,416	178,442

Total shareholders’ equity	$1,163,689	$974,559

Total liabilities, mezzanine equity and shareholders’ equity	$$1,547,041	$1,187,590

Note:

(a)	Certain amounts from prior periods have been reclassified to conform with current period presentation.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Three Months Ended Sep. 30, 2011			Three Months Ended Jun. 30, 2011			Three Months Ended Sep. 30, 2010
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Brand advertising gross profit	$44,929	$232	$45,161	$41,947	$536	$42,483	$35,827	$1,022	$36,849

Brand advertising gross margin	59%		59%	62%		63%	61%		62%

Search and others gross profit	$10,889	$—	$10,889	$7,509	$—	$7,509	$1,707	$—	$1,707

Search and others gross margin	59%		59%	55%		55%	32%		32%

Online advertising gross profit	$55,818	$232	$56,050	$49,456	$536	$49,992	$37,534	$1,022	$38,556

Online advertising gross margin	59%		59%	61%		61%	58%		60%

Online games gross profit	$101,220	$21	$101,241	$91,581	$19	$91,600	$77,086	$40	$77,126

Online games gross margin	87%		87%	90%		90%	90%		90%

Wireless gross profit	$5,483	$—	$5,483	$4,536	$—	$4,536	$6,213	$—	$6,213

Wireless gross margin	39%		39%	39%		39%	46%		46%

Others gross profit	$3,401	$—	$3,401	$(32)	$—	$(32)	$55	$1	$56

Others gross margin	43%		43%	(1%)		(1%)	14%		14%

Gross profit	$165,922	$253	$166,175	$145,541	$555	$146,096	$120,888	$1,063	$121,951

Gross margin	71%		71%	73%		74%	74%		74%

Operating profit	$73,608	$4,377	$77,985	$68,788	$4,416	$73,204	$65,242	$6,561	$71,803

Operating margin	32%		33%	35%		37%	40%		44%

Income tax expense/(benefit)	$14,441	$(294)	$14,147	$10,281	$(934)	$9,347	$11,340	$(733)	$10,607
Net income before Non-Controlling Interest	$64,310	$4,671	$68,981	$61,607	$5,350	$66,957	$54,013	$7,294	$61,307

Net income attributable to Sohu.com Inc. for basic net income per share	$46,812	$3,886	$50,698	$44,265	$4,849	$49,114	$41,009	$6,780	$47,789

Net income attributable to Sohu.com Inc for diluted net income per share (b)	$45,254	$3,777	$49,031	$42,693	$4,698	$47,391	$38,654	$6,498	$45,152

Diluted net income per share attributable to Sohu.com Inc.	$1.17		$1.26	$1.10		$1.21	$1.01		$1.16

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,844		39,068	38,860		39,105	38,377		39,019

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(c)	Certain amounts from prior periods have been reclassified to conform with current period presentation.